Exhibit (d)(5)

Imperial Sugar Company

8016 Highway 90-A

Sugar Land, TX 77487

April 26, 2012

Louis Dreyfus Commodities LLC

40 Danbury Road

P.O. Box 810

Wilton, CT 06897

Attention: Scott Hogan

         Vice President & Treasurer

Dear Mr. Hogan:

Reference is made in this letter agreement to that certain Confidentiality Agreement, dated July 22, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”), by and between you and Imperial Sugar Company, a Texas corporation (the “Company”). In this letter agreement, you and the Company are referred to individually as a “Party”, and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Confidentiality Agreement.

Notwithstanding anything to the contrary contained in the Confidentiality Agreement, it is hereby agreed that (x) certain provisional patents of the Company and the contents thereof, have been identified by the Company or its Representatives as “commercially sensitive” and will be provided to your Representatives Eric Prager and Randy Micheletti for confirmatory due diligence purposes, and (y) without the prior written consent of the Company, you hereby agree that neither you, your Representatives Eric Prager and Randy Micheletti nor any of your other Representatives will disclose any such “commercially sensitive” Evaluation Material to any of your other Representatives’ or any of your or their respective Affiliates’ other employees, and any related consent provided by the Company in connection therewith may be determined in the sole discretion of the Company. Nothing herein shall prevent your Representatives Eric Prager and Randy Micheletti from discussing their review of the provisional patents of the Company described in clause (x) of the immediately preceding sentence with you or from providing their analysis and conclusions to you in connection therewith, provided that in no event may your Representatives Eric Prager and Randy Micheletti provide you with a summary of the terms of such provisional patents of the Company.

The Parties hereto desire to amend the Confidentiality Agreement to make certain changes, acknowledgements and agreements, in each case, on the terms set forth in this letter agreement. Except as otherwise expressly provided by this letter agreement, all of the terms and conditions of the Confidentiality Agreement are hereby ratified and shall remain unchanged and continue in full force and effect and shall fully apply to this letter. The Parties hereby consent to the amendments, modifications, and other matters addressed by this letter agreement.

Louis Dreyfus Commodities LLC

This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature page follows]

Louis Dreyfus Commodities LLC

If the foregoing correctly sets forth our agreement, please sign and return one copy of this letter agreement to Louis T. Bolognini of the Company (the Company’s General Counsel), at facsimile number 281-490-9881 or by PDF and to Steven Williams of Paul, Weiss, Rifkind, Wharton & Garrison LLP (the Company’s counsel), at facsimile number 212-492-0257 or by PDF, whereupon this letter agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

IMPERIAL SUGAR COMPANY

By:	/s/ H.P. Mechler
	Name:	H.P. Mechler
	Title:	Senior Vice President & CFO

Accepted and agreed to
as of the date first written above:

LOUIS DREYFUS COMMODITIES LLC

By:	/s/ Scott Hogan
	Name:	Scott Hogan
	Title:	Vice President & Treasurer